Table of Contents

Exhibit 2.16

GUARANTY

Dated as of March 31, 2010

between

PETRÓLEO BRASILEIRO S.A.—PETROBRAS,

as Guarantor,

and

THE BANK OF NEW YORK MELLON, as

Trustee for the Noteholders

Referred to Herein

i

     The Standby Purchase Agreement dated as of July 6, 2001, as amended by Amendment No. 1, dated as of November 26, 2001 (the “Standby Purchase Agreement”) is hereby amended and restated in its entirety as follows:

GUARANTY

     GUARANTY (this “Guaranty”), dated as of March 31, 2010, between PETRÓLEO BRASILEIRO S.A.—PETROBRAS (the “Guarantor”), a sociedade de economia mista organized and existing under the laws of the Federative Republic of Brazil (“Brazil”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee for the holders of the Notes (as defined below) issued pursuant to the Indenture (as defined below) (the “Trustee”).

WITNESSETH:

     WHEREAS, Petrobras International Finance Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned Subsidiary of the Guarantor (the “Issuer”), has entered into an Indenture dated as of July 6, 2001 (the “Original Indenture”) with the Trustee, as supplemented by the supplemental indenture, dated as of November 26, 2001, between the Issuer and the Trustee (the “Supplemental Indenture”), and as further supplemented by the amended and restated first supplemental indenture dated as of the date hereof, among the Issuer, the Guarantor and the Trustee (the “Amended and Restated First Supplemental Indenture”). The Original Indenture, as supplemented by the Amended and Restated First Supplemental Indenture and as amended or supplemented from time to time with respect to the Notes, is hereinafter referred to as the “Indenture”;

     WHEREAS, the Issuer has duly authorized the issuance of its notes in such principal amount or amounts as may from time to time be authorized in accordance with the Indenture and has, as of December 6, 2001, issued U.S.$600,000,000 aggregate principal amount of its 9.750% Senior Notes due 2011 under the Original Indenture as supplemented by the Supplemental Indenture (the “First Supplemental Indenture”);

     WHEREAS, the Guarantor, in its capacity as the Standby Purchaser (the “Standby Purchaser”), previously entered into the Standby Purchase Agreement in order to provide the holders of the Notes (the “Noteholders”) with assurances that, if the Issuer shall fail to make all required payments of principal, interest or other amounts due in respect of the Notes and the Indenture, the Standby Purchaser would be obligated, without any action on the part of the Noteholders, to immediately purchase the rights of the Noteholders to receive such amounts in consideration of the payment by the Standby Purchaser of an amount of funds equal to the amounts then owed by the Issuer under the Indenture and the Notes, subject to the provisions thereof;

     WHEREAS the Guarantor is authorized or permitted by the Indenture to replace the Standby Purchase Agreement with this Guaranty in order to provide the Noteholders with an irrevocable and unconditional guaranty that, if the Issuer shall fail to make any required payments of principal, interest or other amounts due in respect of the Notes and the Indenture, the Guarantor will pay any such amounts whether at stated maturity, or earlier or later by acceleration or otherwise;

     WHEREAS, the Guarantor agrees that it has and will derive substantial direct and indirect benefits from the issuance of the Notes by the Issuer;

     WHEREAS, each of the parties hereto is entering into this Guaranty for the benefit of the other party and for the equal and ratable benefit of the Noteholders.

     NOW, THEREFORE, the Guarantor and the Trustee hereby agree as follows:

 SECTION 1. Definitions. (a) All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as supplemented and amended by the Amended and Restated First Supplemental Indenture. All such definitions shall be read in a manner consistent with the terms of this Guaranty.

     (b) As used herein, the following capitalized terms shall have the following meanings:

 “Affiliate,” with respect to any Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; it being understood that for purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the equity or similar voting interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such interests, by contract or otherwise.

“Authorized Representative” of the Guarantor or any other Person means the person or persons authorized to act on behalf of such entity by its chief executive officer, president, chief operating officer, chief financial officer or any vice president or its Board of Directors or any other governing body of such entity.

“Board of Directors”, when used with respect to a corporation, means either the board of directors of such corporation or any committee of that board duly authorized to act for it, and when used with respect to a limited liability company, partnership or other entity other than a corporation, any Person or body authorized by the organizational documents or by the voting equity owners of such entity to act for them.

“Closing Date” means July 6, 2001.

“Companies” has the meaning specified in Section 7(a).

“Denomination Currency” has the meaning specified in Section 15(b).

“Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, including any of the forgoing in any foreign jurisdiction, relating in any manner to contamination, pollution or protection of human health or the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the recitals to the Amended and Restated First Supplemental Indenture.

“Expropriation Event” has the meaning specified in the Insurance Policy.

“Final Memorandum” has the meaning specified in Section 7(a).

“Governmental Authority” shall mean any regulatory, administrative or other legal body, any court, tribunal or authority or any public legal entity or public agency of the Cayman Islands, Brazil, the United States of America or any other jurisdictions whether created by federal, provincial or local government, or any other legal entity now existing or hereafter created, or now or hereafter controlled, directly or indirectly, by any public legal entity or public agency of any of the foregoing.

“Guaranteed Obligations” has the meaning specified in Section 2.

“Inconvertibility Event” has the meaning set forth in the Insurance Policy.

“Initial Notes” has the meaning set forth in the recitals to the Amended and Restated First Supplemental Indenture.

“Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any Guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally acceptable accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).

“Indemnified Party” has the meaning specified in Section 10(a).

“Initial Notes” has the meaning set forth in the preamble to the Supplemental Indenture.

“Initial Purchasers” means UBS Warburg LLC and J.P. Morgan Securities Inc.

“Insurance Side Agreement” means the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility dated as of July 6, 2001, by and among the Trustee, the Insurer and the Standby Purchaser, as amended or modified from time to time in accordance with the terms thereof.

“Insurance Policy” means the Insurance Policy for Expropriation and Currency Inconvertibility, dated as of July 6, 2001, between the Insurer and the Trustee, as amended or modified from time to time in accordance with the terms thereof.

“Insurer” means Steadfast Insurance Company, a Delaware insurance company and a wholly owned Subsidiary of Zurich American Insurance Company, an insurance company organized under the laws of the State of New York.

“Investment Company Act” has the meaning specified in Section 7(g).

“Judgment Currency” has the meaning specified in Section 15(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise) or, results of operation, of the Guarantor together with its consolidated Subsidiaries, taken as a whole, (b) the validity or enforceability of this Guaranty or any other Transaction Document or (c) the ability of the Guarantor to perform its obligations under this Guaranty or any other Transaction Document, or (d) the material rights or benefits available to the Noteholders or the Trustee, as representative of the Noteholders under the Indenture, this Guaranty or any of the other Transaction Documents.

“Material Subsidiary” means any Subsidiary of the Guarantor with total assets of more than U.S.$100,000,000 (or its equivalent in another currency) as reflected on the most recent consolidated financial statements of the Guarantor.

“Notes” has the meaning set forth in the recitals to the Amended and Restated First Supplemental Indenture.

“Offering Memorandum” has the meaning specified in Section 7(a).

“Officer’s Certificate” means a certificate of an Authorized Representative of the Guarantor.

“Opinion of Counsel” means a written opinion of counsel from any Person either expressly referred to herein or otherwise reasonably satisfactory to the Trustee which may include, without limitation, counsel for the Guarantor, whether or not such counsel is an employee of the Guarantor.

“Original Transaction Documents” means, collectively, the Notes, the First Supplemental Indenture, the Insurance Policy, the Standby Purchase Agreement, the Registration Rights Agreement, the Insurance Side Agreement and the Insurance Policy Application.

“Permitted Lien” means a:

(i) Lien granted in respect of Indebtedness owed to the Federal Government of Brazil, Banco Nacional de Desenvolvimento Econômico e Social or any official government agency or department of Brazil or of any state or region thereof;

(ii) Lien arising by operation of law, such as merchants’, maritime or other similar Liens arising in the Guarantor’s ordinary course of business or that of any Subsidiary or Lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(iii) Lien arising from the Guarantor’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with the Guarantor’s past practice;

(iv) Lien arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which such Indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

(v) Lien granted upon or with respect to any assets hereafter acquired by the Guarantor or any Subsidiary to secure the acquisition costs of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets; provided, however, that the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate Indebtedness incurred solely for the acquisition of such assets;

(vi) Lien granted in connection with Indebtedness of a Wholly-Owned Subsidiary owing to the Guarantor or another Wholly-Owned Subsidiary;

(vii) Lien existing on any asset or on any stock of any Subsidiary prior to the acquisition thereof by the Guarantor or any Subsidiary; provided, however, that such Lien is not created in anticipation of such acquisition;

(viii) Lien over any Qualifying Asset relating to a project financed by, and securing Indebtedness incurred in connection with, the Project Financing of such project by the Guarantor, any of the Guarantor’s Subsidiaries or any consortium or other venture in which the Guarantor or any Subsidiary has any ownership or other similar interest;

(ix) Lien existing as of the date of the Original Indenture;

(x) Lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by a Lien referred to in paragraphs (i) through (ix) above (but not paragraph (iv)), provided that such Lien does not extend to any other property, the principal amount of the Indebtedness secured by such Lien is not increased, and in the case of paragraphs (i), (ii), (iii) and (vii), the obligees meet the requirements of such paragraphs and in the case of paragraph (viii), the Indebtedness is incurred in connection with a Project Financing by the Guarantor, any of the Guarantor’s Subsidiaries or any consortium or other venture in which the Guarantor or any Subsidiary have any ownership or other similar interests; and

(xi) Lien in respect of Indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as the Guarantor’s Permitted Liens pursuant to clauses (i) through (x) of this definition, does not exceed 5% of the Guarantor’s consolidated total assets (as determined in accordance with Reporting GAAP) at any date on which the Guarantor’s balance sheet is prepared and published in accordance with applicable law.

“Person” means any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Process Agent” has the meaning specified in Section 16(c).

“Project Financing” of any project means the incurrence of Indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such Indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more Qualifying Assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such Indebtedness.

“Purchase Agreement” has the meaning specified in Section 7(i).

“Qualifying Asset” in relation to any Project Financing means:

(i) any concession, authorization or other legal right granted by any Governmental Authority to the Guarantor or any of the Guarantor’s Subsidiaries, or any consortium or other venture in which the Guarantor or any Subsidiary has any ownership or other similar interest;

(ii) any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

(iii) any revenues or claims which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the Project Financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

(iv) any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the Project Financing required, as a condition therefor, recourse as security in addition to that produced or processed by such project; and

(v) shares or other ownership interest in, and any subordinated debt rights owing to the Guarantor by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of July 6, 2001, among the Issuer, the Standby Purchaser and the Initial Purchasers.

“Regulation D” has the meaning specified in Section 7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” shall mean, as to any Person, a corporation, company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or similar governing body) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Guaranty shall refer to a Subsidiary or Subsidiaries of the Guarantor.

“Successor Company” has the meaning specified in Section 8(n)(B).

“Supplemental Indenture” means that certain Supplemental Indenture entered into as of November 26, 2001 between Petrobras International Finance Company and the Bank of New York as trustee.

“Standby Purchase Agreement” means that certain standby purchase agreement entered into as of July 6, 2001, as amended by Amendment No. 1 dated as of November 26, 2001, between the Guarantor, in its capacity as the standby purchaser (the “Standby Purchaser), and the Trustee.

“Termination Date” has the meaning specified in Section 6.

“TIA” means the United States Trust Indenture Act of 1939, as amended.

“Transaction Documents” means, collectively, the Notes, the Indenture, the Insurance Policy, the Guaranty, the Registration Rights Agreement, the Insurance Side Agreement and the Insurance Policy.

“U.S. GAAP” means generally accepted accounting principles in effect in the United States of America applied on a basis consistent with the principles, methods, procedures and practices set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     (c) Construction. The parties agree that items (1) through (5) of Section 1.01 of the Original Indenture shall apply to this Guaranty, except as otherwise expressly provided or unless the context otherwise requires.

SECTION 2. Guaranty. (a) The Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment when due, as a guaranty of payment and not of collection, whether at the Stated Maturity, or earlier or later by acceleration or otherwise, of all obligations of the Issuer now or hereafter existing under the Indenture and the Notes, whether for principal, interest, make-whole premium, fees, indemnities, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and the Guarantor agrees to pay any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or any Noteholder in enforcing any rights under this Guaranty with respect to such Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Issuer to the Trustee or any Noteholder under the Indenture and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving the Issuer.

(b) In the event that the Issuer does not make payments to the Trustee of all or any portion of the Guaranteed Obligations, upon receipt of notice of such non-payment by the Trustee, the Guarantor will make immediate payment to the Trustee of any such amount or portion of the Guaranteed Obligations owing or payable under the Indenture and the Notes. Such notice shall specify the amount or amounts under the Indenture and the Notes that were not paid on the date that such amounts were required to be paid under the terms of the Indenture and the Notes.

(c) The obligation of the Guarantor under this Guaranty shall be absolute and unconditional upon receipt by it of the notice contemplated herein absent manifest error. The Guarantor shall not be relieved of its obligations hereunder unless and until the Trustee shall have indefeasibly received all amounts required to be paid by the Guarantor hereunder (and any Event of Default under the Indenture has been cured, it being understood that the Guarantor’s obligations hereunder shall terminate following payment by the Issuer and/or the Guarantor of the entire principal, all accrued interest and all other amounts due and owing in respect of the Notes and the Indenture. All amounts payable by the Guarantor hereunder shall be payable in U.S. dollars and in immediately available funds to the Trustee.

All payments actually received by the Trustee pursuant to this Section 2 after 1:00 p.m. (New York time) on any Business Day will be deemed, for purposes of this Guaranty, to have been received by the Trustee on the next succeeding Business Day.

SECTION 3. Guaranty Absolute. (a) The Guarantor’s obligations under this Guaranty are absolute and unconditional regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Noteholder under its Notes or the Indenture. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Issuer, the Issuer’s Subsidiaries or the Guarantor’s Subsidiaries under or in respect of the Indenture and the Notes or any other document or agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Issuer or whether the Issuer is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any of the Transaction Documents;

(ii) any provision of applicable Law or regulation purporting to prohibit the payment by the Issuer of any amount payable by it under the Indenture and the Notes;

(iii) any provision of applicable Law or regulation purporting to prohibit the payment by the Guarantor of any amount payable by it under this Guaranty;

(iv) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other person or entity under or in respect of the Transaction Documents, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the obligations of the Issuer under the Indenture and the Notes as a result of further issuances, any rescheduling of the Issuer’s obligations under the Notes of the Indenture or otherwise;

(v) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty or agreement similar in function to this Guaranty, for all or any of the obligations of the Issuer under the Indenture or the Notes;

(vi) any manner of sale or other disposition of any assets of any Noteholder;

(vii) any change, restructuring or termination of the corporate structure or existence of the Issuer or the Guarantor or any Subsidiary thereof or any change in the name, purposes, business, capital stock (including ownership thereof) or constitutive documents of the Issuer or the Guarantor;

(viii) any failure of the Trustee to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer or any of its Subsidiaries (the Guarantor hereby waiving any duty on the part of the Trustee or any Noteholders to disclose such information);

(ix) the failure of any other person or entity to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Indenture;

(x) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Trustee or any Noteholder that might otherwise constitute a defense available to, or a discharge of, the Issuer or the Guarantor or any other party; or

(xi) any claim of set-off or other right which the Guarantor may have at any time against the Issuer or the Trustee, whether in connection with this transaction or with any unrelated transaction.

(b) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Noteholder or any other person or entity upon the insolvency, bankruptcy or reorganization of the Issuer or the Guarantor or otherwise, all as though such payment had not been made.

SECTION 4. Independent Obligation. The obligations of the Guarantor hereunder are independent of the Issuer’s obligations under the Notes and the Indenture. The Trustee, on behalf of the Noteholders, may neglect or forbear to enforce payment under the Indenture and the Notes, without in any way affecting or impairing the liability of the Guarantor hereunder. The Trustee shall not be obligated to exhaust recourse or remedies against the Issuer to recover payments required to be made under the Indenture nor take any other action against the Issuer before being entitled to payment from the Guarantor of all amounts contemplated in Section 2 hereof owed hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Trustee in favor of the Issuer or in favor of the Guarantor. Without limiting the generality of the foregoing, the Trustee shall have the right to bring a suit directly against the Guarantor, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Issuer.

SECTION 5. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Trustee, on behalf of the Noteholders, protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to the Guaranteed Obligations, whether the same are existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Noteholder or the Trustee on behalf of the Noteholders that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Issuer or any other person or entity and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of the Guarantor hereunder.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Trustee or any Noteholder to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer now or hereafter known by the Trustee or any Noteholder, as applicable.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Transaction Documents and that the waivers set forth in this Section 5 are knowingly made in contemplation of such benefits.

(f) The recitals contained in this Guaranty shall be taken as the statements of the Issuer and the Guarantor, as applicable, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Guaranty, of any offering materials, the Indenture or of the Notes.

(g) The Guarantor unconditionally and irrevocably waives, to the fullest extent permitted under Brazilian law, any benefit it may be entitled to under Articles 827, 834, 835, 838 and 839 of the Brazilian Civil Code, and under Article 595, caput, of the Brazilian Civil Procedure Code.

SECTION 6. Claims Against the Issuer. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Issuer or any other guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, or to participate in any claim or remedy of the Trustee, on behalf of the Noteholders, against the Issuer or any other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the date on which all of the obligations of the Issuer under the Indenture and the Notes have been discharged in full (the later of such dates being the “Termination Date”), such amount shall be paid over to and received and held by the Trustee in trust for the benefit of the Noteholders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Trustee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Indenture. If (i) the Guarantor shall make payment to any Noteholder or the Trustee, on behalf of the Noteholders, of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, then the Trustee, on behalf of the Noteholders, will, at the Guarantor’s written request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

SECTION 7. Representations and Warranties. The Guarantor made the following representations and warranties to the Trustee on behalf of the Noteholders as of the date of the Standby Purchase Agreement, all of which shall survive the execution and delivery of this Guaranty:

(a) On the date of the Standby Purchase Agreement, the Offering Memorandum dated June 28, 2001 prepared by the Issuer and the Standby Purchaser (collectively, the “Companies”) in connection with the issuance and sale of the Notes (the “Final Memorandum”, and together with the Preliminary Offering dated June 28, 2001 prepared by the Issuer and the Standby Purchaser in connection with the issuance and sale of the Notes, the “Offering Memoranda”) did not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Standby Purchaser does not make any representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Standby Purchaser and the Issuer by UBS Warburg, LLC, as the representative on behalf of the Initial Purchasers, or by the Insurer, specifically for inclusion therein.

(b) Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 4 of the Purchase Agreement, the offer, issuance and sale of the Initial Notes in the manner contemplated by the Final Memorandum will not require registration of the same under the Securities Act or qualification of the Initial Notes under the TIA. Neither of the Standby Purchaser and the Issuer, nor any of their “Affiliates” (as defined in Rule 501 (b) of Regulation D under the Securities Act (“Regulation D”)), nor any person acting on their behalf (other than the Initial Purchasers to which the Standby Purchaser makes no representation or warranty) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Initial Notes under the Securities Act.

(c) Neither of the Standby Purchaser, the Issuer, nor any of their Affiliates, nor any person acting on their behalf (other than the Initial Purchasers to which the Standby Purchaser makes no representation or warranty), has engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) in connection with any offer or sale of the Initial Notes in the United States.

(d) The Initial Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act and, assuming the accuracy of the representations and warranties of the Representative, on behalf of the Initial Purchasers, set forth in the Purchase Agreement, the offering of the Initial Notes in the manner set forth in the Final Memorandum has been made in compliance with the applicable requirements of Rule 144A and Regulation S, as the case may be.

(e) The information provided by the Standby Purchaser and the Issuer and any of their Affiliates set forth in the Final Memorandum complies with the applicable requirements of Rule 144A and Regulation S.

(f) The Standby Purchaser reasonably believes that there is no substantial U.S. market interest (as defined in Regulation S) in the Initial Notes.

(g) Neither of the Issuer or the Standby Purchaser is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Memorandum will not be, an “investment company” or a company “controlled by” an “investment company” as such terms are defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission promulgated thereunder.

(h) No person has the right to require that either Issuer or that Standby Purchaser register any securities (other than the Initial Notes or the Exchange Notes, if any) for offering and sale under the Securities Act by reason of the filing of the registration statement contemplated by the Registration Rights Agreement.

(i) The Standby Purchaser, nor any of its Affiliates, nor any person acting on their behalf (other than the Initial Purchasers to which the Standby Purchaser makes no representation or warranty), has paid or agreed to pay to any person any compensation for soliciting another to purchase (i) the Notes or (ii) any other securities of the Issuer within the last 90 days (except for the U.S.$ 450,000,000 9 7/8 Senior Notes due 2008 issued by the Issuer on May 8, 2001), except in the case of either (i) or (ii) as contemplated by the Amended and Restated Purchase Agreement, (the “Purchase Agreement”) dated as of June 29, 2001, among the Standby Purchaser, the Issuer and the Initial Purchasers.

(j) Neither of the Standby Purchaser, nor any of its Affiliates, nor any person acting on their behalf (other than the Initial Purchasers to which the Standby Purchaser makes no representation or warranty), has, directly or indirectly, taken any action designed to cause or which has constituted or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Standby Purchaser to facilitate the initial sale or resale of the Notes under the Exchange Act, or otherwise.

(k) The Standby Purchaser is in compliance with all of its periodic reporting and other requirements under the Exchange Act; all reports theretofore filed by the Standby Purchaser under the Exchange Act complied as to form with the requirements applicable thereto and did not contain any material misstatement or omit to state any material facts necessary to make the statements contained therein not misleading; none of the information theretofore provided to the Insurer in connection with the application for, and issuance of, the Insurance Policy, at the date thereof, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; all information to be provided by the Standby Purchaser pursuant to Rule 144A(d)(4) as contemplated in Section 5(h) of the Purchase Agreement will comply with the requirements under the Securities Act, including Rule 144A, applicable thereto.

(l) The Standby Purchaser has been duly organized and is validly existing as a mixed-capital company in good standing under the laws of Brazil and the Standby Purchaser’s Significant Subsidiaries (as defined in Rule 12b-2 under the Exchange Act) have been duly incorporated and is validly existing as a corporation in good standing (if applicable) whether the laws of jurisdiction in which it is chartered or organized. Each of the Standby Purchaser and its Significant Subsidiaries is licensed (if and to the extent necessary) and has the full corporate power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business as described in the Final Memorandum and to enter into and perform its obligations under the Amended Standby Purchase Agreement and the other Original Transaction Documents to which it is a party, and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction which requires such qualification, except, in the case of its Significant Subsidiaries other than the Issuer, where the failure to be so qualified will not have a Material Adverse Effect. The Standby Purchaser owns, directly or indirectly, all of the outstanding equity interests of the Issuer and its Significant Subsidiaries.

(m) All the outstanding shares of capital stock, if any, of each Subsidiary of the Standby Purchaser have been duly and validly authorized and issued and are fully paid and nonassessable except, in the case of the Subsidiaries (other than the Issuer), as would not have a Material Adverse Effect, and all outstanding shares of capital stock of the Subsidiaries are owned by the Companies, as the case may be, either directly or through wholly owned Subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(n) The Standby Purchaser’s capitalization is as set forth in the Final Memorandum.

(o) The Standby Purchase Agreement has been duly authorized, executed and delivered by each of the Standby Purchaser; each of the Standby Purchase Agreement, the Insurance Side Agreement and the Registration Rights Agreement and each other document executed and delivered in connection therewith to which either of the Standby Purchaser is party has been duly authorized and, assuming due authorization, execution and delivery thereof by each other party to those Original Transaction Documents (other than the Standby Purchaser), when executed and delivered by the Standby Purchaser, will constitute a legal, valid and binding agreement of the Standby Purchaser, enforceable against the Standby Purchaser in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the descriptions of the Original Transaction Documents in the Final Memorandum fairly summarize the rights and obligations of the parties thereto.

(p) The Initial Notes have been duly authorized, and, when issued under the First Supplemental Indenture, authenticated by the Trustee and delivered to and paid for by the Initial Purchasers pursuant to the Purchase Agreement, will have been duly executed, issued and delivered and will constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity and will be entitled to the benefits provided by the First Supplemental Indenture as described in the Final Memorandum; the Exchange Notes have been duly authorized and, when issued, authenticated by the Trustee and delivered in exchange for the Initial Notes, will have been duly executed, issued and delivered and will constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject, as to enforcement of remedies, as provided above.

(q) Each of the Initial Notes and the Exchange Notes, if any, will constitute the general, direct and unconditional obligations of the Issuer and will rank pari passu in priority of payment and in right of seniority with all other unsecured obligations of the Issuer that are not, by their terms, expressly subordinated in right of payment to the Initial Notes or the Exchange Notes, if any, except for statutory liens and preferences. The obligations of the Standby Purchaser under the Standby Purchase Agreement will constitute the general, direct and unconditional obligations of the Standby Purchaser and will rank pari passu in priority of payment and in right of seniority with all other unsecured obligations of the Standby Purchaser that are not, by their terms, expressly subordinated in right of payment to the rights of the Trustee under this, except for statutory liens and preferences.

(r) No consent, approval, authorization, filing with or order of any Governmental Authority is required for (i) the valid authorization, issuance, sale and delivery of the Initial Notes, (ii) the execution, delivery or performance by the Issuer and the Standby Purchaser of any of their respective obligations under any of the Original Transaction Documents in the manner contemplated in the Final Memorandum, including, without limitation, making any of the applicable payments required to be made after the date of the Standby Purchase Agreement under or in respect of any of the Original Transaction Documents or (iii) the issuance, exchange and delivery of the Exchange Notes, except as has been obtained or completed or such as will be obtained in accordance with the Registration Rights Agreement under the Securities Act or the TIA.

(s) Neither of the Issuer nor the Standby Purchaser is currently in violation of its charter, by-laws or comparable organizational documents; neither the issuance and sale of the Notes, the execution and delivery of any of the Original Transaction Documents nor the consummation of any of the transactions described or contemplated therein, nor the fulfillment of the terms thereof will conflict with, or give rise to any right to accelerate the maturity or require the prepayment, repurchase or redemption of any indebtedness under, or result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Companies or any of their Subsidiaries pursuant to, (i) the charter, by-laws or comparable organizational documents of either of the Issuer or the Standby Purchaser or any of their Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or the Standby Purchaser or any of their Subsidiaries is a party or bound or to which any of their property or assets is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Issuer or the Standby Purchaser or any of their Subsidiaries, except in the case of clauses (ii) or (iii) such as could not reasonably be expected to have a Material Adverse Effect.

(t) The consolidated historical financial statements of the Issuer and the Standby Purchaser and their consolidated Subsidiaries included in the Offering Memoranda, together with the related notes, have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and present fairly in all material respects the financial condition, results of operations and cash flows of the Issuer and the Standby Purchaser as of the dates and for the periods indicated; the summary and selected financial data set forth under the captions “Selected Financial Data for PIFCo”, “Summary Financial Information for PIFCo”, “Selected Financial Data for Petrobras” and “Summary Financial Information for Petrobras” in the Offering Memoranda fairly present, on the basis stated in the Offering Memoranda, the information included therein. Except as disclosed in the Offering Memorandum, there has been no material adverse change in the operations, business, property or assets of or in the financial condition of either of the Issuer or the Standby Purchaser and their consolidated Subsidiaries, taken as a whole, since March 31, 2001.

(u) Except as set forth or contemplated in the Offering Memoranda, neither of the Issuer or the Standby Purchaser has entered into any transaction or agreement (whether or not in the ordinary course of business) material to either of the Issuer or the Standby Purchaser individually or the Issuer and the Standby Purchaser taken as a whole with their consolidated Subsidiaries.

(v) No action, suit or proceeding by or before any Government Authority involving the Issuer or the Standby Purchaser or any of their Subsidiaries or their property or assets is pending or, to the best knowledge of the Standby Purchaser, threatened, involving or in any way relating to (i) the Standby Purchase Agreement, any of the other Original Transaction Documents or the transactions contemplated therein or (ii) any other matter that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Final Memorandum. Neither the Issuer, the Standby Purchaser nor any of their Subsidiaries is in default with respect to any applicable statute, rule, writ, injunction, decree, order or regulation of any Government Authority having jurisdiction over such Person which is reasonably likely to have a Material Adverse Effect on the Issuer and the Standby Purchaser or the ability of the Issuer and the Standby Purchaser to perform its obligations under the Standby Purchase Agreement and each other Transaction Document to which they are a party.

(w) Each of the Issuer and the Standby Purchaser and each of their respective Subsidiaries has good and marketable title to all of their properties and assets and owns or leases all such properties and assets as are both described in the Offering Memoranda and necessary to the conduct of its operations as presently conducted free and clear of any liens, charges, security interests or other encumbrances except such as (i) do not materially interfere with the intended use thereof and (ii) could not reasonably be expected to have a Material Adverse Effect. All leases and subleases material to the business of each of the Companies under which either of the Issuer and the Standby Purchaser holds properties, as described in the Offering Memoranda, are in full force and effect; and neither of the Companies has had any notice that any material claim of any sort has been asserted by anyone adverse to the Companies rights under any leases or subleases mentioned above, or affecting or questioning the rights thereof to the continued possession of the leased or subleased premises under any such lease or sublease, except as would not result in a Material Adverse Effect.

(x) PricewaterhouseCoopers Auditores Independentes, who have certified the financial statements of the Issuer and the Standby Purchaser and their consolidated Subsidiaries and delivered their report with respect to the audited consolidated financial statements included in the Final Memorandum, are independent public accountants within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants and the applicable requirements of the Regulation S-X of the Securities Act and the Exchange Act and are certified public accountants with respect to the Companies under the standards established by the local authorities in the Cayman Islands and Brazil.

(y) No labor problem or dispute with the employees of the Issuer and the Standby Purchaser or any of their Subsidiaries exists or, to the Issuer’s and the Standby Purchaser’s knowledge, is threatened or imminent, and the Issuer and the Standby Purchaser are not aware of any existing or imminent labor disturbance by the employees of any of their or their Subsidiaries’ principal suppliers, contractors or customers, that could reasonably be expected to have a Material Adverse Effect.

(z) Each of the Issuer and the Standby Purchaser and their respective Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Issuer and the Standby Purchaser are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against such person or any of its respective properties and all other taxes, assessments, fees or other charges imposed on such person or any of its respective properties by, any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of such person); and no material tax liens or material liens with respect to any assessments, fees or other charges have been filed and, to the knowledge of such person, no claims are being asserted with respect to any such taxes, assessments, fees or other charges.

(aa) The Issuer and the Standby Purchaser and each of their respective Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and in the geographical regions in which they are engaged; and neither of the Issuer or the Standby Purchaser nor any Subsidiary thereof has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(bb) No Subsidiary of the Issuer or the Standby Purchaser is currently prohibited, directly or indirectly, from paying any dividends to either of the Issuer or the Standby Purchaser, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Issuer or the Standby Purchaser any loans or advances to such Subsidiary from the Issuer or the Standby Purchaser or from transferring any of such Subsidiary’s property or assets to the Issuer or the Standby Purchaser or any other Subsidiary of the Issuer or the Standby Purchaser.

(cc) The Issuer and the Standby Purchaser and their Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither of the Issuer and the Standby Purchaser nor any of their Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

(dd) To ensure the legality, validity, enforceability or admissibility into evidence of any of the Original Transaction Documents, it is not necessary that any such other document be filed or recorded with any court or other authority in Brazil or the Cayman Islands (other than such authorizations or filings that have already been obtained or made, as applicable), or that any stamp or similar tax be paid in either Brazil or the Cayman Islands on or in respect of any such document, except as provided in the Offering Memoranda. It is not necessary under the laws of Brazil or the Cayman Islands that any of the holders of the Initial Notes or the Exchange Notes, if any, be licensed, qualified or entitled to carry on business in either Brazil or the Cayman Islands by reason of the execution, delivery, performance or enforcement of any of the Original Transaction Documents.

(ee) The Issuer and the Standby Purchaser and each of their respective Subsidiaries each maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff) The Issuer and the Standby Purchaser and their respective Subsidiaries (i) are in compliance with any and all applicable Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required of them under the applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non- compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Final Memorandum, neither of the Issuer and the Standby Purchaser nor any of their Subsidiaries has been named as a “potentially responsible party” under the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, nor has the Issuer or any such Subsidiary been identified as the party responsible or potentially responsible for any breach or violation of any other similar Environmental Law.

(gg) In the ordinary course of its business, the Issuer and the Standby Purchaser periodically review the effect of Environmental Laws on the business, operations and properties of the Issuer and the Standby Purchaser and their Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Issuer and the Standby Purchaser have reasonably concluded that such associated costs and liabilities could not, singly or in the aggregate, have a Material Adverse Effect.

(hh) The Issuer and the Standby Purchaser and their Subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property necessary for the conduct of the Issuer’s and the Standby Purchaser’s businesses as now conducted or as described in the Final Memorandum to be conducted by them and neither the Issuer, the Standby Purchaser nor any of their Subsidiaries has received any notice of infringement or of conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or funding, could reasonably be expected to result in any Material Adverse Effect.

(ii) The information set forth in the Final Memorandum relating to oil and gas reserves, oil and gas wells and any other oil and gas related information required to be disclosed in such Final Memorandum has been prepared by the Issuer and the Standby Purchaser in all material respects on the basis disclosed in the Final Memorandum and conforms in all material respects to the requirements of the Securities Act and the Exchange Act, as the case may be.

(jj) The indemnification and contribution provisions set forth in Section 14 of the Standby Purchase Agreement do not contravene Brazilian or Cayman Island law or public policy.

(kk) The Issuer and the Standby Purchaser are subject to civil and commercial law in respect of their obligations thereunder and the Issuer and the Standby Purchaser are not, nor are any of their properties, assets or revenues subject to any right of immunity under Cayman Island, Brazilian or New York law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any Cayman Island, Brazilian, New York or U.S. federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court with respect to its obligations, liabilities or any other matter under or arising out of or in connection therewith; and, to the extent that the Issuer and the Standby Purchaser or any of their properties, assets or revenues may have or may thereafter become entitled to any such right of immunity in any such court in which proceedings arising out of, or relating to the transactions contemplated thereby, may at any time be commenced, the Companies have waived or will waive such right to the extent permitted by law and have consented to such relief and enforcement as provided therein.

(ll) The submission of the Issuer and the Standby Purchaser to the non-exclusive jurisdiction of the courts of the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York (each, a “New York court”) in Section 18 of the Standby Purchase Agreement, in the case of the Standby Purchaser, and, as applicable, under each of the Original Transaction Documents is legal, valid and binding under the laws of Brazil and the Cayman Islands; the appointment of the Standby Purchaser’s New York Branch located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022, New York, New York as its authorized agent for the purpose described in Section 18 of the Standby Purchase Agreement and under each of the other Original Transaction Documents is legal, valid and binding under the laws of Brazil and the Cayman Islands; and the choice of law provision set forth in Section 18 of the Standby Purchase Agreement and in each Transaction Document is legal, valid and binding under the laws of Brazil and the Cayman Islands. Any final judgment of a New York court in respect of any amount payable by the Issuer and the Standby Purchaser under any Transaction Document and which conforms with Brazilian or Cayman Island, as applicable, law, rule, regulation or public policy and with the provisions for enforcement of foreign judgments set forth in the Final Memorandum be enforceable in the courts of Brazil and the Cayman Islands without reexamination of the merits.

(mm) Any final judgment for a fixed or readily calculable sum of money rendered by any court of the State of New York or of the United States located in the State of New York having jurisdiction under its own domestic laws in respect of any suit, action or proceeding against the Issuer and the Standby Purchaser based upon the Standby Purchase Agreement would be declared enforceable against the Issuer and the Standby Purchaser by the courts of the Cayman Islands or Brazil, as applicable, without re-examination, review of the merits of the cause of action in respect of which the original judgment was given or relitigation of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty, as provided in the provisions for enforcement of foreign judgments set forth in the Final Memorandum.

(nn) No part of the proceeds of the sale of the Notes will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(oo) Both presently and immediately after giving effect to the transactions contemplated thereunder and in the Final Memorandum, each of the Issuer and the Standby Purchaser (i) is and will be able to pay its debts as they become due and (ii) is not insolvent as defined under applicable Brazilian bankruptcy, insolvency or similar law or Cayman Island bankruptcy, insolvency or similar law.

(pp) None of the holders of the Initial Notes or the Exchange Notes, the Initial Purchasers or the Trustee will be deemed resident, domiciled, carrying on business or subject to taxation in Brazil or the Cayman Islands solely by the execution, delivery, performance or enforcement of any of the Original Transaction Documents or by virtue of the ownership or transfer of a Note or Exchange Note or the receipt of payment thereon assuming that none of such persons is a resident of Brazil or the Cayman Islands or has a permanent establishment or a fixed base in Brazil or the Cayman Islands.

(qq) There are no Brazilian or Cayman Island taxes on or by virtue of the execution or delivery of the Standby Purchase Agreement, the First Supplemental Indenture, the Initial Notes, the Exchange Notes or any of the other Original Transaction Documents or any other document to be furnished thereunder. Payments to be made by the Issuer and the Standby Purchaser or any other party to any of the Original Transaction Documents pursuant to the Original Transaction Documents will not be subject to Brazilian or Cayman Islands taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of any of the Original Transaction Documents or the consummation of any of the other transactions described therein or the issuance and sale by the Issuer of the Notes.

(rr) No Default or Event of Default (as defined in the First Supplemental Indenture) has occurred and is continuing.

(ss) There is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Brazil or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of the Standby Purchase Agreement or any of the other Original Transaction Documents or (ii) on any payment to be made by the Standby Purchaser pursuant to the Standby Purchase Agreement, except with respect to any payment of interest, fees or other income made to a party thereto outside of Brazil from funds of the Standby Purchaser in Brazil each of which currently would be subject to a withholding tax which, as of the date of the Standby Purchase Agreement, is levied at the rate of 15% or 25% if the beneficiary is domiciled in a tax haven jurisdiction. The Standby Purchaser is permitted to make all payments pursuant to the Standby Purchase Agreement free and clear of all taxes, levies, imposts, deductions, charges or withholdings imposed, levied or made by or in Brazil or any political subdivision or taxing authority thereof or therein, and no such payment in the hands of the Trustee will be subject to any tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Brazil or any political subdivision or taxing authority therein or thereof, in each case except as provided in the immediately preceding sentence. The Standby Purchaser intends to make all payments pursuant to the Standby Purchase Agreement from funds offshore Brazil. The Standby Purchaser does not believe or reasonably expect that any interest paid or purchases of Purchase Obligations (as defined in the Standby Purchase Agreement) made by the Standby Purchaser pursuant to the terms of the Standby Purchase Agreement will constitute interest paid by a trade or business in the United States within the meaning of Section 884 (f) (1) (A) of the Internal Revenue Code of 1986, as amended. To ensure the legality, validity, enforceability or admissibility in evidence of the Standby Purchase Agreement in Brazil, it is not necessary that the Standby Purchase Agreement or any other document be filed or recorded with any court or other authority in Brazil, other than the notarization of the signatures of the parties signing outside Brazil, the subsequent consularization (authentication) of the signature of such a notary and the subsequent translation of the Standby Purchase Agreement by a sworn translator, or that any stamp or similar tax be paid on or in respect of the Standby Purchase Agreement or any of the other Original Transaction Documents.

(tt) After being notarized, consularized and translated into Portuguese by a sworn translator, the Standby Purchase Agreement will be in proper legal form under the laws of Brazil for the enforcement thereof in Brazil.

(uu) To the extent the Standby Purchaser or its respective property has or may in the future have any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any competent court, service of process, attachment or execution, in any jurisdiction, with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with the Standby Purchase Agreement and any other Original Transaction Documents, the Standby Purchaser has effectively waived such rights as provided in Section 18 of the Standby Purchase Agreement; provided that no assets of the Standby Purchaser which are specifically used in the furtherance of the activities listed in Article 177 of the Brazilian Constitution in respect of which the Federal Government of Brazil has a monopoly could be used by any person in Brazil acquiring such assets as a result of the execution thereof in violation of the provisions contained in such Article. The execution and delivery of the Standby Purchase Agreement by the Standby Purchaser and the performance of its obligations thereunder by the Standby Purchaser constitute private and commercial acts rather than governmental or public acts.

(vv) Except as described in the Offering Memorandum and except as to matters, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect:

(i) The Standby Purchaser and its Material Subsidiaries have obtained all environmental permits with respect to the business in which they are engaged and with respect to the facilities and properties owned, leased or operated by the Standby Purchaser or any of its Material Subsidiaries, and the business and all operations at the properties of the Standby Purchaser are in compliance with all environmental permits and are otherwise in compliance with all environmental laws;

(ii) No officer of the Standby Purchaser or of any of its Material Subsidiaries has received any notice of any claim with respect to any of the properties, the business or otherwise, nor does the Standby Purchaser have knowledge or reason to believe that any such claim will be received or is threatened; and

(iii) There are no past or present actions, activities, events, conditions or circumstances, including the release, threatened, release, emission, discharge, generation, treatment, storage or disposal of any hazardous materials at any locations, that would reasonably be expected to give rise to liability of the Standby Purchaser or any of its Material Subsidiaries under any law or any contract or agreement.

(ww) The Standby Purchaser has, independently and without reliance upon any Noteholder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Standby Purchase Agreement and each other Transaction Document to which it is or is to be a party, and the Standby Purchaser has established adequate means of obtaining from the Issuer on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Issuer.

(xx) No event has occurred and is continuing on the date of the Standby Purchase Agreement which could cause a “Loss” under the terms of the Insurance Policy, and no Expropriation Event or Inconvertibility Event is in occurrence on the date of the Standby Purchase Agreement.

SECTION 8. Covenants. For so long as the Notes remain outstanding or any amount remains unpaid on the Notes and the Indenture, the Guarantor will, and will cause each of its Subsidiaries to, comply with the terms and covenants set forth below (except as otherwise provided in a duly authorized amendment to this Guaranty as provided herein):

(a) Performance of Obligations. The Guarantor shall pay all amounts owed by it and comply with all its other obligations under the terms of the Guaranty and each other transaction Document entered into in connection therewith to which it is a party in accordance with the terms thereof.

(b) Maintenance of Corporate Existence. The Guarantor will, and will cause each of its Subsidiaries to, (i) maintain in effect its corporate existence and all registrations necessary therefor except as otherwise permitted by Section 8(n) and (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided that this Section 8(b) shall not require the Guarantor to maintain or cause any Subsidiary thereof to maintain any such right, privilege, title to property or franchise or require the Guarantor to preserve the corporate existence of any Subsidiary, if, in each case, the Board of Directors of the Guarantor shall determine in good faith that (i) the maintenance or preservation thereof is no longer necessary or desirable in the conduct of the business of the Guarantor and that (ii) the failure to do so does not, and will not, have a Material Adverse Effect.

(c) Maintenance of Properties. The Guarantor will, and will cause each of its Subsidiaries to, maintain and keep in good condition, repair and working order (normal wear and tear excepted) all tangible properties used or useful in the conduct of its or its Subsidiaries businesses, and will, and will cause each of its Subsidiaries to, make all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Guarantor shall be necessary properly to conduct at all times the business carried on in connection therewith; provided, that this Section 8(c) shall not require the Guarantor to maintain or cause any Subsidiary thereof to maintain any of such Properties if the Board of Directors of the Guarantor shall determine in good faith that (i) the maintenance thereof is no longer necessary or desirable in the conduct of the business of the Guarantor and (ii) the failure to maintain such tangible Properties does not, and will not, have a Material Adverse Effect.

(d) Compliance with Laws and Agreements. The Guarantor will comply, and will cause its Subsidiaries to comply, at all times in all material respects with all applicable Laws (including, without limitation, Environmental Laws), rules, regulations, orders and directives of any Governmental Authority having jurisdiction over the Guarantor and each Subsidiary thereof or their businesses or any of the transactions contemplated herein. The Guarantor will also comply, and will cause its Subsidiaries to comply, with all covenants and other obligations contained in any agreements to which they are a party, except where the failure so to comply would not have a Material Adverse Effect.

(e) Maintenance of Approvals. The Guarantor will, and will cause its Subsidiaries to, duly obtain and maintain in full force and effect all approvals, consents or licenses of any Governmental Authority which are necessary under the laws of Brazil, the Cayman Islands or any other jurisdiction having jurisdiction over the Guarantor and each Subsidiary thereof, businesses or the transactions contemplated herein, as well as of any third-party under any agreement to which the Guarantor, or its Subsidiaries, as applicable, may be subject, in connection with the execution, delivery and performance of this Guaranty and each other Transaction Document by the Guarantor or the validity or enforceability of any thereof.

(f) Payments of Taxes and Other Claims. The Guarantor will, and will cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges levied or imposed upon the Guarantor or such Subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Guarantor or such Subsidiary, as the case may be; provided, however, that this Section 8(f) shall not require the Guarantor to, or cause any Subsidiary thereof to, pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings.

(g) Maintenance of Ownership of the Issuer. For so long as any Notes are outstanding, the Guarantor will retain no less than 51 % direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in the Issuer.

(h) Maintenance of Insurance. The Guarantor will, and will cause each of its Subsidiaries to, keep at all times all of its properties which are of an insurable nature insured against loss or damage with insurers believed by the Guarantor to be financially sound, in amounts and covering similar risks as are usually insured by similarly situated corporations owning like properties in similar geographic areas in accordance with good business practice.

(i) Maintenance of Books and Records. The Guarantor shall, and shall cause each of its Subsidiaries to, maintain books, accounts and records in accordance with U.S. GAAP, in the case of the Guarantor and the Issuer, and, in the case of each other Subsidiary of the Guarantor, generally accepted accounting principles in the jurisdiction of each such Subsidiary is organized.

(j) Maintenance of Office or Agency. So long as any of the Notes are outstanding, the Guarantor will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon the Guarantor in respect of this Guaranty may be served, and the Guarantor will not change the designation of such office without prior written notice to the Trustee and designation of a replacement office in the same general location.

(k) Ranking. The Guarantor will ensure at all times that its obligations under this Guaranty will constitute the general senior unsecured and unsubordinated obligations of the Guarantor and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of the Guarantor under this Guaranty.

(l) Notice of Defaults. The Guarantor will give written notice to the Trustee, as soon as is practicable and in any event within ten calendar days after the Guarantor becomes aware, or should reasonably become aware, of the occurrence of any Default or any Event of Default, accompanied by a certificate of an officer of the Guarantor setting forth the details thereof and stating what action the Guarantor proposes to take with respect thereto.

(m) Notice of Expropriation or Inconvertibility Events. The Guarantor will give notice to the Trustee, as soon as is practicable and in any event within five calendar days after the Guarantor becomes aware of any action taken by the Brazilian government that could give rise to an Expropriation Event or an Inconvertibility Event; provided that if the Guarantor is prevented, by an Expropriation Event or Inconvertibility Event, from converting Brazilian Reais to U.S. dollars or transferring U.S. dollars outside of Brazil in satisfaction of its obligations hereunder, the Guarantor shall promptly (but in any event not later than 9:00 a.m. (New York time) on the Business Day immediately succeeding the Guarantor’s discovery thereof) notify the Trustee of such Expropriation Event or Inconvertibility Event.

(n) Limitation on Consolidation, Merger, Sale or Conveyance. (i) The Guarantor will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person, unless:

(A) immediately after giving effect to such transaction no Event of Default, and no Default, shall have occurred and be continuing;

(B) either the Guarantor is the continuing entity or the person or entity formed by such consolidation or into which the Guarantor is merged or that acquired or leased such property or assets of the Guarantor (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil and shall assume (jointly and severally with the Guarantor unless the Guarantor shall have ceased to exist as part of such merger, consolidation or amalgamation), by an amendment to this Guaranty (the form and substance of which shall be previously approved by the Trustee), all of the Guarantor’s obligations under this Guaranty or the Guarantor allows a consolidation, merger, conveyance or transfer of its Subsidiaries as when they are subject to the Brazilian privatization program pursuant to Law No. 803 1, dated April 12, 1990, and the Successor Company assumes, by an amendment to the Guaranty, all of the Guarantor’s obligations under the Guaranty;

(C) the Successor Company (jointly and severally with the Guarantor unless the Guarantor shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each Noteholder against any tax, assessment or governmental charge thereafter imposed on such Noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the Notes;

(D) the Guarantor shall have provided to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger consolidation, sale, transfer or other conveyance or disposition and the amendment to this Guaranty comply with this Guaranty and applicable law and that all conditions precedent therein relating to such transaction have been met; and

(E) the Guarantor shall have delivered notice of any such transaction to Moody’s (which notice shall contain a description of such transaction).

(o) Negative Pledge. So long as any Note remains outstanding, the Guarantor will not create or permit any Lien, other than a Permitted Lien, on any of the Guarantor’s assets to secure (i) any of the Guarantor’s Indebtedness or (ii) the Indebtedness of any other person, unless the Guarantor contemporaneously creates or permits such Lien to secure equally and ratably the Guarantor’s obligations under this Guaranty or the Guarantor provides such other security for the Notes as is duly approved by the Trustee, at the direction of the Noteholders, in accordance with the Indenture. In addition, the Guarantor will not allow any of the Guarantor’s Subsidiaries to create or permit any Lien, other than a Permitted Lien, on any of the Guarantor’s assets to secure (i) any of the Guarantor’s Indebtedness, (ii) any of its own Indebtedness or (iii) the Indebtedness of any other person, unless it contemporaneously creates or permits the Lien to secure equally and ratably the Guarantor’s obligations under this Guaranty or the Guarantor or such Material Subsidiary provides such other security for the Notes as is duly approved by the Trustee, at the direction of the Noteholders, in accordance with the Indenture.

(p) Transactions with Affiliates. The Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any Affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to the Guarantor or such Subsidiary than those which could have been obtained on an arm’s-length basis with a person that is not an Affiliate.

(q) Provision of Financial Statements and Reports. (i) The Guarantor will provide to the Trustee, in English or accompanied by a certified English translation thereof, (A) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP, (B) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP and (C) such other financial data as the Trustee may reasonably request.

(ii) The Guarantor will provide, together with each of the financial statements delivered pursuant to Sections 8(q)(i)(A) and (B), an Officer’s Certificate stating that a review of the Guarantor’s activities has been made during the period covered by such financial statements with a view to determining whether the Guarantor has kept, observed, performed and fulfilled their covenants and agreements under this Guaranty and that no Default or Event of Default has occurred during such period or, if one or more have actually occurred, specifying all such events and what actions have been taken and will be taken with respect to such Default or Event of Default.

(iii) The Guarantor shall, whether or not it is required to file reports with the SEC, file with the SEC and deliver to the Trustee (for redelivery to all Noteholders) all reports and other information as it would be required to file with the SEC under the Exchange Act if it were subject to those regulations. If the SEC does not permit the filing described in the first sentence of this Section 8(q)(iii), the Guarantor will provide annual and interim reports and other information to the Trustee within the same time periods that would be applicable if the Guarantor were required and permitted to file these reports with the SEC.

(r) Further Actions. The Guarantor will, at its own cost and expense, and will cause its Subsidiaries to, at their own cost and expense, take any action, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, in the reasonable opinion of the Trustee, in accordance with applicable Laws (as applicable) to be taken, fulfilled or done in order to (i) enable the Guarantor to lawfully enter into, exercise its rights and perform and comply with its obligations under this Guaranty and each of the other Transaction Documents, as the case may be, (ii) ensure that the Guarantor’s obligations under this Guaranty and each of the other Transaction Documents are legally binding and enforceable, (iii) make this Guaranty and each of the other Transaction Documents admissible in evidence in the courts of the State of New York, Brazil or the Cayman Islands, (iv) enable the Trustee to the exercise and enforce its rights under and carry out the terms, obligations, provisions and purposes of this Guaranty and each of the other Transaction Documents, (v) take any and all action necessary to preserve the enforceability of, and maintain the Trustee’s rights under this Standby Purchases Agreement and the other Transaction Documents, including, without limitation, refraining from taking any action that reasonably can be expected to have an adverse effect on the enforceability of, or any of the Trustee’s rights under, this Guaranty and the other Transaction Documents, and (vi) assist the Trustee in the Trustee’s performance of its obligations under this Guaranty and the other Transaction Documents.

(s) Available Information. The Guarantor will furnish to any Noteholder of a Note issued under Rule 144A, or to any prospective purchaser designated by such Noteholder, upon request of such Noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to the Guarantor and the Issuer to the extent required in order to permit such Noteholder to comply with Rule 144A (as amended from time to time and including any successor provision) with respect to any resale of such Note, unless, at the time of such request, the Issuer is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or is exempt from such requirements pursuant to Rule 12g3- 2(b) under the Exchange Act (as amended from time to time and including any successor provision) and no such Information about the Issuer or the Guarantor is otherwise required pursuant to Rule 144A.

SECTION 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. For the avoidance of doubt, Article XI of the Indenture shall apply to an amendment to this Guaranty to determine whether the consent of Noteholders is required for an amendment and if so, the required percentage of Noteholders required to approve the amendment.

SECTION 10. Indemnity. (a) Without limitation on any other obligations of the Guarantor or remedies of the Trustee under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Trustee and its officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Purchase Obligation to be the legal, valid and binding obligations of the Guarantor enforceable against it in accordance with their terms.

(b) The Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of its Affiliates or any of their respective officers, directors, employees, agents and advisors, and the Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

SECTION 11. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy) and mailed, telecopied or delivered by hand, if to the Guarantor, addressed to it at Avenida República do Chile, 65, 20035-900 Rio de Janeiro - RJ, Brazil, Telephone: (55-21) 3224-4079, Telecopier: (55-21) 3224-6197, Attention: Sonia Tereza Terra Figueiredo Vasconcellos, Corporate Finance & Treasury/Debt Control, if to the Trustee, at The Bank of New York Mellon, 101 Barclay Street, 4E, New York, New York, 10286, USA, Telephone: (1-212) 815-5616, Telecopier: (1-212) 815-5603, Attention: Corporate Trust Department or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when telecopied, be effective when transmitted. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

(b) All payments made by the Guarantor to the Trustee hereunder shall be made to the Payment Account (as defined in the Indenture).

SECTION 12. Survival. Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Transaction Documents, the agreements and obligations of the Guarantor contained in Section 2 (with respect to the payment of all other amounts owed under the Indenture), Section 7, Section 10 and Section 15 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty, the termination of this Guaranty and/or the resignation or removal of the Trustee.

SECTION 13. No Waiver; Remedies. No failure on the part of the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14. Continuing Agreement; Assignment of Rights Under the Indenture and the Notes. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the repayment in full by the Issuer of all amounts due and owing under the Indenture with respect to the Notes and (ii) the repayment in full of all Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Trustee, on behalf of Noteholders, and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Noteholder may assign or otherwise transfer its rights and obligations under the Indenture (including, without limitation, the Note or Notes held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Noteholder herein or otherwise, in each case as and to the extent provided in the Indenture. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Noteholders.

SECTION 15. Currency Rate Indemnity. (a) The Guarantor shall (to the extent lawful) indemnify the Trustee and the Noteholders and keep them indemnified against:

(i) in the case of nonpayment by the Guarantor of any amount due to the Trustee, on behalf of the Noteholders, under this Guaranty any loss or damage incurred by any of them arising by reason of any variation between the rates of exchange used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Guarantor; and

(ii) any deficiency arising or resulting from any variation in rates of exchange between (a) the date as of which the local currency equivalent of the amounts due or contingently due under this Guaranty or in respect of the Notes is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Guarantor, and (b) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any bankruptcy, insolvency or liquidation or any distribution of assets in connection therewith.

(b) The Guarantor agrees that, if a judgment or order given or made by any court for the payment of any amount in respect of its obligations hereunder is expressed in a currency (the “Judgment Currency”) other than U.S. dollars (the “Denomination Currency”), it will indemnify the relevant Holder and the Trustee against any deficiency arising or resulting from any variation in rates of exchange between the date at which the amount in the Denomination Currency is notionally converted into the amount in the Judgment Currency for the purposes of such judgment or order and the date of actual payment thereof.

(c) The above indemnities shall constitute separate and independent obligations of the Guarantor from its obligations hereunder, will give rise to separate and independent causes of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or the filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Guarantor for a liquidated sum or sums in respect of amounts due under this Guaranty, or under the Indenture or the Notes or under any judgment or order.

SECTION 16. Governing Law; Jurisdiction; Waiver of Immunity, Etc.

(a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Transaction Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Transaction Document shall affect any right that any party may otherwise have to bring any action or proceeding against the Issuer or the Guarantor, as the case may be, relating to this Guaranty or any other Transaction Document in the courts of any jurisdiction.

(c) The Guarantor hereby irrevocably appoints and empowers the New York office of Petróleo Brasileiro S.A., located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022 as its authorized agent (the “Process Agent”) to accept and acknowledge for and on its behalf and on behalf of its property service of any and all legal process, summons, notices and documents which may be served in any such suit, action or proceedings in any New York State court or United States federal court sitting in the State of New York in the Borough of Manhattan and any appellate court from any thereof, which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. The Guarantor will take any and all action necessary to continue such designation in full force and effect and to advise the Trustee of any change of address of such Process Agent and; should such Process Agent become unavailable for this purpose for any reason, the Guarantor will promptly and irrevocably designate a new Process Agent within New York, New York, which will agree to act as such, with the powers and for the purposes specified in this subsection (c). The Guarantor irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by hand delivery, to it at its address set forth in Section 10 or to any other address of which it shall have given notice pursuant to Section 10 or to its Process Agent. Service upon the Guarantor or the Process Agent as provided for herein will, to the fullest extent permitted by law, constitute valid and effective personal service upon it and the failure of the Process Agent to give any notice of such service to the Guarantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

(d) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Transaction Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(e) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OF THE TRANSACTION DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY NOTEHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

(f) This Guaranty and any other documents delivered pursuant hereto, and any actions taken hereunder, constitute commercial acts by the Guarantor. The Guarantor irrevocably and unconditionally and to the fullest extent permitted by law, waives, and agrees not to plead or claim, any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) for itself, the Issuer or any of their property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty, any of the Transaction Documents or any document delivered pursuant hereto, in each case for the benefit of each assigns, it being intended that the foregoing waiver and agreement will be effective, irrevocable and not subject to withdrawal in any and all jurisdictions, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (f) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable for the purposes of such act.

SECTION 17. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

SECTION 18. Entire Agreement. This Guaranty, together with the Indenture and the Notes, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.

[Signature page follows]

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PETRÓLEO BRASILEIRO S.A. – PETROBRAS

By: /s/ Theodore Helms

Name: Theodore Helms
Title: Executive Manager

WITNESSES:
1.	/s/ Kelly Adams

Name: Kelly Adams

2.	/s/ Jeffrey Hughes

Name: Jeffrey Hughes

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

     On this 29th day of March 2010, before me, a notary public within and for said county, personally appeared Theodore Helms, to me personally known, who being duly sworn, did say that he is the Attorney-in-Fact of Petróleo Brasileiro S.A.—Petrobras, a corporation described in and which executed the foregoing instrument and acknowledges said instrument to be the free act and deed of said entity.

     On this 29th day of March 2010, before me personally came Jeffrey Hughes and Kelly Adams to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Benazir Teeluck

Notary Public
COMMISSION EXPIRES 2011

ACKNOWLEDGED:

THE BANK OF NEW YORK MELLON, as Trustee and not in its individual capacity '

By: /s/ John T. Needham Jr.

Name: John T. Needham Jr.
Title: Vice President

WITNESSES:

1.	/s/ Lucia Jaklitsch

Name: Lucia Jaklitsch

2.	/s/ Kevin Binnie

Name: Kevin Binnie

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

     On this 31st day of March 2010, before me, a notary public within and for said county, personally appeared John T. Needham Jr., to me personally known, who being duly sworn, did say that he is a Vice President of The Bank of New York Mellon, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.

     On this 31st day of March 2010, before me personally came Lucia Jaklitsch and Kevin Binnie to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Danny Lee

Notary Public
COMMISSION EXPIRES 2011